Exhibit (10)(a)

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 1 to the 1933 Act Registration Statement (Form N-4 No. 333-214113) and Amendment No. 405 to the 1940 Act Registration Statement (Form N-4 No. 811-09763), and to the use therein of our reports dated (a) March 31, 2017, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (b) April 7, 2017, with respect to the financial statements of Lincoln New York Account N for Variable Annuities for the registration of interests in a separate account under individual flexible payment deferred variable annuity contracts.

Philadelphia, Pennsylvania

April 19, 2017